Exhibit 99.1

Investors Title Company Announces Record Second Quarter 2021 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--August 4, 2021--Investors Title Company today announced results for the second quarter ended June 30, 2021. The Company reported net income of $19.8 million, or $10.42 per diluted share, compared to $14.5 million, or $7.65 per diluted share, for the prior year period. The Company set all-time quarterly records for total revenues, net premiums written and net income.

Revenues for the quarter increased 37.6% to $85.0 million, compared with $61.7 million for the prior year quarter. Net premiums written increased 42.2% versus the prior year period, as lower average interest rates and ongoing economic recovery continued to drive strong levels of refinance activity and home sales. Higher transaction volumes drove a 72.8% increase in escrow and other title-related fees. Non-title services increased 21.9% due primarily to higher levels of property exchange transaction volumes and higher income levels from management services. Other investment income increased $957,000 due to earnings from partnership investments. Changes in the estimated fair value of equity security investments resulted in a benefit of $4.8 million, which was $3.1 million lower than the prior year quarter, as equity markets continued to rally following the dip from initial impacts of the COVID-19 pandemic in the prior year period. Other income increased $4.0 million due to a gain on the sale of property.

Operating expenses increased 36.2%, as commissions to agents increased commensurate with the increase in agent premium volume. Notwithstanding higher premium volumes, claims expense decreased 28.0% due to improved incurred claims experience and higher levels of favorable loss development related to prior policy years. Personnel costs were 29.9% higher than the prior year period due to staffing additions in support of strategic growth initiatives and volume increases. Higher premium volumes and ongoing technology initiatives drove the increase in other operating expenses.

Income before income taxes increased 41.1% to $25.3 million for the current quarter versus $17.9 million in the prior year period. Excluding the impact of changes in the estimated fair value of equity security investments, income before income taxes (non-GAAP) increased 105.6% to $20.5 million for the current quarter versus $10.0 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

For the six months ended June 30, 2021, net income increased $26.1 million to $33.6 million, or $17.70 per diluted share, versus $7.5 million, or $3.95 per diluted share, for the prior year period. Revenues increased 71.3% to $157.0 million, versus $91.6 million in the prior year period. Operating expenses increased 39.1% to $114.4 million, mainly due to increases in agent commissions and personnel expenses. Aside from changes in the estimated fair value of equity security investments and claims expense, overall results for the year-to-date period have been shaped predominantly by the same factors that affected the second quarter.

Chairman J. Allen Fine added, “We are pleased to announce another quarter of record operating results for the Company. Overall, the trends that began last year following the onset of the pandemic continued to fuel strong demand for housing as well as high levels of refinance activity. The Company experienced revenue growth in all of its key markets and across all channels.

“The outlook for real estate activity for the remainder of the year continues to be generally positive. The pace of existing home sales has slowed in recent months as prices have continued to rise, however mortgage interest rates continue to hover near record low levels, and have offset some of the impact of higher prices. The economy overall is showing clear signs of recovery amid strong government stimulus measures, with more than half of the population receiving vaccinations, more establishments reopening, and unemployment levels continuing to fall. With these trends in mind, we believe 2021 will be another record year for the industry.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for this year, projections regarding U.S. recovery from the COVID-19 pandemic, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the severity and duration of the COVID-19 pandemic (including any of its variants) and its effects (and the effects of measures undertaken to combat it) on the economy and the Company’s business; the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulations; changes in the economy; changes resulting from President Biden’s administration and Congress; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Operations For the Three and Six Months Ended June 30, 2021 and 2020 (in thousands, except per share amounts) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Net premiums written	$67,527	$47,479	$129,004	$86,106
Escrow and other title-related fees	3,487	2,018	6,285	3,860
Non-title services	2,408	1,975	4,486	4,522
Interest and dividends	898	1,105	1,914	2,282
Other investment income	1,483	526	2,424	966
Net realized investment gains	182	553	503	141
Changes in the estimated fair value of equity security investments	4,829	7,972	8,068	(6,486)
Other	4,147	120	4,355	258
Total Revenues	84,961	61,748	157,039	91,649

Operating Expenses:
Commissions to agents	34,346	24,089	64,888	44,276
Provision for claims	1,436	1,994	3,027	2,900
Personnel expenses	15,914	12,248	32,067	24,057
Office and technology expenses	3,211	2,457	5,953	4,872
Other expenses	4,766	3,038	8,501	6,151
Total Operating Expenses	59,673	43,826	114,436	82,256

Income before Income Taxes	25,288	17,922	42,603	9,393

Provision for Income Taxes	5,506	3,427	8,998	1,909

Net Income	$19,782	$14,495	$33,605	$7,484

Basic Earnings per Common Share	$10.44	$7.66	$17.74	$3.96

Weighted Average Shares Outstanding – Basic	1,894	1,892	1,894	1,891

Diluted Earnings per Common Share	$10.42	$7.65	$17.70	$3.95

Weighted Average Shares Outstanding – Diluted	1,899	1,895	1,898	1,895

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of June 30, 2021 and December 31, 2020 (in thousands) (unaudited)

	June 30, 2021	December 31, 2020
Assets

Cash and cash equivalents	$31,583	$13,723

Investments:
Fixed maturity securities, available-for-sale, at fair value	88,982	117,713
Equity securities, at fair value	69,915	64,919
Short-term investments	44,446	15,170
Other investments	15,031	15,493
Total investments	218,374	213,295

Premiums and fees receivable	21,388	19,427
Accrued interest and dividends	850	1,038
Prepaid expenses and other receivables	13,800	9,418
Property, net	15,010	11,160
Goodwill and other intangible assets, net	9,980	9,771
Operating lease right-of-use assets	3,383	3,533
Other assets	1,767	1,560
Current income taxes receivable	804	—
Total Assets	$316,939	$282,925

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$35,303	$33,584
Accounts payable and accrued liabilities	34,724	36,020
Operating lease liabilities	3,510	3,669
Current income taxes payable	—	638
Deferred income taxes, net	11,464	8,592
Total liabilities	85,001	82,503

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,894 and 1,892 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	228,133	196,096
Accumulated other comprehensive income	3,805	4,326
Total stockholders’ equity	231,938	200,422
Total Liabilities and Stockholders’ Equity	$316,939	$282,925

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three and Six Months Ended June 30, 2021 and 2020 (in thousands) (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	%	2020	%	2021	%	2020	%
Branch	$17,048	25.2	$12,973	27.3	$34,408	26.7	$22,868	26.6

Agency	50,479	74.8	34,506	72.7	94,596	73.3	63,238	73.4

Total	$67,527	100.0	$47,479	100.0	$129,004	100.0	$86,106	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Six Months Ended June 30, 2021 and 2020
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues
Total revenues (GAAP)	$84,961	$61,748	$157,039	$91,649
(Subtract) Add: Changes in the estimated fair value of equity security investments	(4,829)	(7,972)	(8,068)	6,486
Adjusted revenues (non-GAAP)	$80,132	$53,776	$148,971	$98,135

Income before Income Taxes
Income before income taxes (GAAP)	$25,288	$17,922	$42,603	$9,393
(Subtract) Add: Changes in the estimated fair value of equity security investments	(4,829)	(7,972)	(8,068)	6,486
Adjusted income before income taxes (non-GAAP)	$20,459	$9,950	$34,535	$15,879

Contacts

Elizabeth B. Lewter
Telephone: (919) 968-2200